SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1834
                               (Amendment No. 3)*

                          SANGSTAT MEDICAL CORPORATION
                          ----------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    801003104
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1834 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                                  Page 1 of 18
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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 801003104                                                  13G                                Page 2 of 18 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL V 94-3095978
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- -----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                 -0-                                          -0-
                             ------- -----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER
                                     Originally filed 2/95       Amendment 2/96
                                     331,466                                      -0-
                             ------- -----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     Originally filed 2/95       Amendment 2/96
                                     -0-                                          -0-
                             ------- -----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     Originally filed 2/95       Amendment 2/96
                                     331,466                                      -0-
---------------------------- ------- -----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
              331,466                                      -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
                          3.5%                              -0-
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                  Page 2 of 18
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 801003104                                                  13G                                Page 3 of 18 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (FR)   94-3096657
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                           -0-                                          -0-
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95       Amendment 2/96
                                               331,466                                      -0-
                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               -0-                                          -0-
                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               331,466                                      -0-
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
              331,466                                      -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
                          3.5%                              -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                                  Page 3 of 18
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CUSIP No.801003104                                                   13G                                Page 4 of 18 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS V  94-3095977
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                             -0-                                          -0-
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95       Amendment 2/96
                                               8,817                                            -0-
                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               -0-                                          -0-
                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               8,817                                            -0-
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
              8,817                                            -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
              Less than 1%                               -0-
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 801003104                                                  13G                                Page 5 of 18 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL GROWTH FUND   95-4107950
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- ------------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                              -0-                                         -0-
                                          ----- ------------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                Originally filed 2/95       Amendment 2/96
                                                663,434                                     663,434
                                          ----- ------------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                Originally filed 2/95       Amendment 2/96
                                                -0-                                         -0-
                                          ----- ------------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                Originally filed 2/95       Amendment 2/96
                                                663,434                                    663,434
----------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
              663,434                                      663,434
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
                    6.9%                                     5.1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 801003104                                                  13G                                Page 6 of 18 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (CF)  95-4107954
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ----------- ----- -------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                             -0-                                         -0-
                                         ----- -------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95       Amendment 2/96
                                               663,434                                     663,434
                                         ----- -------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               -0-                                         -0-
                                         ----- -------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               663,434                                    663,434
---------------------------- ----------- ----- -------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
              663,434                                      663,434
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
                    6.9%                                     5.1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                  Page 6 of 18
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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. -801003104                                                 13G                                Page 7 of 18 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS III   95-4121645
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- ------------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                               -0-                                        -0-
                                          ----- ------------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                Originally filed 2/95       Amendment 2/96
                                                      42,347                                42,347
                                          ----- ------------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                Originally filed 2/95       Amendment 2/96
                                                -0-                                        -0-
                                          ----- ------------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                Originally filed 2/95       Amendment 2/96
                                                   42,347                                42,347
----------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
                 42,347                                42,347
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
              Less than 1%                         Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                  Page 7 of 18
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 801003104                                                  13G                                Page 8 of 18 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DONALD VALENTINE
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                               -0-                                   8,662
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95       Amendment 2/96
                                               1,061,428                                721,145
                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               -0-                                           8,662
                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               1,061,428                                721,145
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
                1,061,428                                729,807
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
                    11%                                      5.6%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                  Page 8 of 18
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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. -801003104                                                 13G                                Page 9 of 18 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              PIERRE LAMOND
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ----------- ----- -------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                                  -0-                                    -0-
                                         ----- -------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95       Amendment 2/96
                                               1,046,064                                    721,145
                                         ----- -------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               -0-                                    -0-
                                         ----- -------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               1,046,064                                    721,145
---------------------------- ----------- ----- -------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
              1,046,064                                    721,145
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
                        11%                                    5.5%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ----------------------------------------------------------------------------------------------------------------------

                                  Page 9 of 18
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. -801003104                                                 13G                                Page 10 of 18 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              THOMAS STEPHENSON
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                                  -0-                                   16,686
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95       Amendment 2/96
                                               1,046,064                                  721,145
                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               -0-                                   16,686
                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               1,046,064                                  721,145
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
              1,046,064                                 737,831
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96

------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                  Page 10 of 18
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. -801003104                                                 13G                                Page 11 of 18 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MICHAEL MORITZ
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              UK
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                                 -0-                                    4,455
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95       Amendment 2/96
                                               1,046,064                                       721,145
                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                                   -0-                                    4,455
                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                               1,046,064                                       721,145
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
              1,046,064                                  725,600
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
                   11%                                       5.5%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                  Page 11 of 18
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 801003104                                                  13G                                Page 12 of 18 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              GORDON RUSSELL
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                                     37,581                             45,243
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95       Amendment 2/96
                                                  1,061,428                                    721,145
                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                                           37,581                               45,243
                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                                 1,061,428                                     721,145
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
                  1,099,009                              766,388
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
                   11.5%                                    5.8%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                  Page 12 of 18
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-----------------------------------------------------                                     ------------------------------------------
CUSIP No. 801003104                                                  13G                                Page 13 of 18 Pages
-----------------------------------------------------                                     ------------------------------------------

------------- ----------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA XXI  94-4286976
------------- ----------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ----------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ----------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ----------- ----- -------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                                  -0-                                  -0-
                                         ----- -------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95       Amendment 2/96
                                                  12,470                                    12,470
                                         ----- -------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                                     -0-                                  -0-
                                         ----- -------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                                12,470                                    12,470
---------------------------- ----------- ----- -------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
                 12,470                                    12,470
------------- ----------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ----------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
              Less than 1%                       Less than 1%
------------- ----------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ----------------------------------------------------------------------------------------------------------------------

                                  Page 13 of 18
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-----------------------------------------------------                                     -----------------------------------------
CUSIP No. 801003104                                                  13G                                Page 14 of 18 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA XXII 95-4337758
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     Originally filed 2/95       Amendment 2/96
   REPORTING PERSON WITH                             -0-                                       -0-
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               Originally filed 2/95       Amendment 2/96
                                                  2,894                                   2,894
                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                                  -0-                                       -0-
                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               Originally filed 2/95       Amendment 2/96
                                                 2,894                                   2,894
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              Originally filed 2/95       Amendment 2/96
                 2,894                                   2,894
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Originally filed 2/95       Amendment 2/96
              Less than 1%                       Less than 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                                  Page 14 of 18
                                      Pages

       (a)        Name of Issuer:           Sangstat Medical Corporation
                                                     .
       (b)        Address of Issuer's Principal Executive Offices:
                                                     1505-B Adams Drive
                                                     Menlo Park, CA 94025
Item 2.

       (a)        Name of Persons Filing:   Sequoia Capital V ("SC V")
                                            Sequoia Partners (FR) ("SP(FR)")
                                            Sequoia Technology Partners V
                                             ("STP V")
                                            Sequoia Capital Growth Fund ("SCGF")
                                            Sequoia Partners (CF) ("SP(CF)")
                                            Sequoia Technology Partners III
                                             ("STP III")
                                            Sequoia XXI
                                            Sequoia XXII
                                            Pierre Lamond ("PL")
                                            Donald T. Valentine ("DTV")
                                            Thomas F. Stephenson ("TFS")
                                            Gordon Russell ("GR")
                                            Michael Moritz ("MM")


       SP(FR) is the General Partner of SC V. PL, DTV, TFS, MM and GR are General Partners of SP(FR) and STP V. SP(CF) is the General Partner of SCGF. TFS, PL, DTV, GR and MM are General Partners of SP(CF) and STP III.

       (b)        Address of Principal Business Office or, if None, Residence:
                                            3000 Sand Hill Road
                                            Building 4, Suite 280
                                            Menlo Park, CA  94025

       (c)        Citizenship:
                                            SC V, SP(FR),  STP V, SCGF,  SP(CF),
                                            STP  III,   Sequoia   XXI,   Sequoia
                                            XXII:California  PL, DTV,  TFS, GR,:
                                            United States; MM: UK

       (d)        Title of Class of Securities:
                                            Common Stock

       (e)        CUSIP Number:             801003104


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

         Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                                  Page 15 of 18
                                      Pages

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

         [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]

[A:    Joint Filing Statement]

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 5 1997

SEQUOIA CAPITAL V                          SEQUOIA CAPITAL GROWTH FUND
By its General Partner,                    By its General Partner
Sequoia Partners (FR)                      Sequoia Partners (CF)

--------------------------------           --------------------------------
Pierre Lamond, General Partner             Thomas F. Stephenson, General Partner

SEQUOIA TECHNOLOGY PARTNERS V              SEQUOIA TECHNOLOGY PARTNERS III

SEQUOIA XXI
SEQUOIA XXII

--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Gordon Russell

--------------------------------
Michael Moritz


                                  Page 17 of 18
                                      Pages

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 5, 1997

SEQUOIA CAPITAL V                          SEQUOIA CAPITAL GROWTH FUND
By its General Partner,                    By its General Partner
Sequoia Partners (FR)                      Sequoia Partners (CF)

--------------------------------           --------------------------------
Pierre Lamond, General Partner             Thomas F. Stephenson, General Partner

SEQUOIA TECHNOLOGY PARTNERS VI             SEQUOIA TECHNOLOGY PARTNERS III

SEQUOIA XXI
SEQUOIA XXII

--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Gordon Russell


--------------------------------
Michael Moritz


                                  Page 18 of 18
                                      Pages